Exhibit 99.1 IMPORTANT CONFIDENTIAL INTERNAL COMMUNICATION Dear Five9ers, As we continue to focus on shareholder value, delivering greater profitability, and investing more meaningfully in AI and other key strategic areas, we need to make some changes to our organization design and our priorities. These changes, though painful, are essential for our growth and innovation. We will be strategically aligning our workforce and reducing organizational layers to operate more effectively. Sadly, this means we will be saying goodbye to some of our team members, approximately 4% of our global employee population. Employees whose positions are being eliminated will be notified by end of day Pacific Time today, and our priority right now is supporting them through this transition. As we thoughtfully made these decisions with care, we were guided by our Five9 values of being respectful, honest, and transparent. As such, we will offer severance to all employees displaced by these changes, as well as job transition assistance. On behalf of our leadership team, I want to extend my heartfelt gratitude and respect to our impacted team members who have been an important part of our journey. I realize that changes like this create very emotional times, but I have tremendous confidence in Five9 and each of you as we come together and continue to align and execute as one team. Thank you for your continued commitment to Five9. Mike